As filed with the Securities and Exchange Commission on May 24, 2022

Registration No. 333-__________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Autoscope Technologies Corporation

(Exact name of registrant as specified in its charter)

Minnesota	86-3685595
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

1115 Hennepin Avenue, Minneapolis, MN	55403
(Address of principal executive offices)	Zip Code)

Autoscope Technologies Corporation 2022 Stock Option and Incentive Plan

(Full title of the plan)

Andrew T. Berger	Copy to:
President and Chief Executive Officer	Michele D. Vaillancourt
Autoscope Technologies Corporation	Winthrop & Weinstine, P.A.
1115 Hennepin Avenue	225 South Sixth Street
Minneapolis, Minnesota 55403	Suite 3500
(Name and address of agent for service)	Minneapolis, Minnesota 55402
Telephone: (612) 604-6400

(612) 438-2363

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

              Large accelerated filer  ☐

              Accelerated filer  ☐

              Non-accelerated filer  ☒

              Smaller reporting company  ☒

              Emerging growth company  ☐

              If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

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EXPLANATORY NOTE

On July 21, 2021, a holding company reorganization was completed (the “Reorganization”) in which Image Sensing Systems, Inc. (“ISNS”) became a wholly-owned subsidiary of the new parent company named “Autoscope Technologies Corporation” ("Autoscope"), which became the successor issuer to ISNS.  As a result of the Reorganization, Autoscope replaced ISNS as the public company trading on the Nasdaq Stock Market under the ticker symbol “AATC,” and the outstanding shares of ISNS’s common stock automatically converted into shares of common stock of Autoscope.  As used in this Registration Statement on Form S-8, the "Company", "we", "us" and "our" or its management or business at any time before the effective date of the Reorganization refer to those of ISNS as the predecessor company and its wholly-owned subsidiaries and thereafter to Autoscope and its wholly-owned subsidiaries, except as otherwise specified or to the extent the context otherwise indicates.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of the Registration Statement on Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8.  The documents containing the information specified in this Part I will be sent or given to employees of Autoscope and ISNS, as specified by Rule 428(b)(1) under the Securities Act.  Such documents and the documents incorporated by reference in this Registration Statement on Form S-8 pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 1.  Plan Information.

Item 2.  Registrant Information and Employee Plan Annual Information.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The Company hereby incorporates by reference into this Registration Statement on Form S-8 the following documents previously filed by the Company with the Securities and Exchange Commission (the “SEC”):

a.  The Company's Current Report on Form 8-K filed with the SEC on February 3, 2022 reporting information under Item 5.02, Item 7.01, and Item 9.01 (File No. 001-35959), solely to the extent filed and not furnished;

b.  The Company's Current Report on Form 8-K/A (Amendment No. 1) filed with the SEC on March 10, 2022 (File No. 001-35959), including the description of the preferred stock purchase rights included herein, solely to the extend filed and not furnished;

c.  The Company's Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 22, 2022 (File No. 001-35959), including the description of the Company's securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), contained in Exhibit 4.3 thereto;

d.  The information specifically incorporated by reference into the Company's Current Annual Report on Form 10-K for the year ended December 31, 2021 from the Company's definitive proxy statement on Schedule 14A, filed with the Commission on March 22, 2022 (File No. 001-35959);

e.  The Company's Current Report on Form 8-K filed with the SEC on May 12, 2022 reporting information under Item 5.02, Item 5.07, Item 7.01 and Item 9.01 (File No. 001-35959), solely to the extent filed and not furnished; and

f.  The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 filed with the SEC on May 16, 2022 (File No. 001-35959).

In addition, all reports and other documents filed by Autoscope with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the effective date of this Registration Statement but before the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference herein and to be part of this Registration Statement from the date of the filing of such reports and other documents.  Any such information so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Notwithstanding the foregoing, Autoscope is not incorporating by reference information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, or any other document or information deemed to have been furnished and not filed in accordance with the rules and regulations of the Commission.

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Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

 Item 6.  Indemnification of Directors and Officers.

Section 302A.521, Subdivision 2, of the Minnesota Business Corporation Act (the “MBCA”) provides that unless prohibited or limited by a corporation’s articles of incorporation or bylaws, Autoscope must indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding if, with respect to the acts or omissions of the person complained of in the proceeding, the person: (1) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions; (2) acted in good faith; (3) received no improper personal benefit and Section 302A.255 of the MBCA (which describes the procedure to be followed in approving contracts or other transactions involving a director conflict of interest), if applicable, has been satisfied; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) reasonably believed that the conduct was in the best interests of the corporation or was not opposed to the best interests of the corporation.

Section 302A.521, Subdivision 7, of the MBCA permits a corporation to purchase and maintain insurance on behalf of a person in that person’s official capacity against any liability asserted against and incurred by the person in or arising from that capacity, whether or not the corporation would have been required to indemnify the person against the liability under the provisions of Section 302A.521 of the MBCA.  The Company maintains officers’ and directors’ liability insurance for the benefit of its officers and directors.

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Section 302A.521, Subdivision 1(c), of the MBCA defines “official capacity” as (1) with respect to a director, the position of director in a corporation, (2) with respect to a person other than a director, the elective or appointive office or position held by an officer, member of a committee of the board, or the employment relationship undertaken by an employee of the corporation, and (3) with respect to a director, officer, or employee of the corporation who, while a director, officer, or employee of the corporation, is or was serving at the request of the corporation or whose duties in that position involve or involved service as a director, officer, partner, trustee, governor, manager, employee, or agent of another organization or employee benefit plan, the position of that person as a director, officer, partner, trustee, governor, manager, employee, or agent, as the case may be, of the other organization or employee benefit plan.  Section 302A.521, Subdivision 1(d), of the MBCA defines “proceeding” as a threatened, pending, or completed civil, criminal, administrative, arbitration, or investigative proceeding, including a proceeding by or in the right of the corporation.

Section 7 of Article III of Autoscope’s Bylaws provides that Autoscope shall indemnify any person (including any present or future director or officer, or the heirs or legal representatives of any such director or officer) made, or threatened to be made, a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, his testator or intestate, is or was a director or officer of the corporation or serves any other corporation in any capacity at the request of the corporation, and the corporation may advance his related expenses, in the manner and to the full extent as provided by the laws of the State of Minnesota in such case made and provided and as otherwise permitted by law.

Item 7.  Exemption from Registration Claimed.

Not applicable.

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Item 8.  Exhibits.

The following exhibits are filed herewith or incorporated herein by reference.

Exhibit Index

Exhibit No.	Description

4.1

Restated Articles of Incorporation of Autoscope, including Certificate of Designation of Series A Junior Participating Preferred Stock of Autoscope Technologies Corporation, incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 filed by Autoscope on August 12, 2021 (File No. 0-26056).

4.2

Bylaws of Autoscope Technologies Corporation, incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K dated July 21, 2021 filed by Autoscope on July 21, 2021 (File No. 0-26056) (the "Form 8-K12B").

4.3	Specimen form of the Autoscope’s common stock certificate, incorporated by reference to Exhibit 4.2 to the Form 8-K12B.

4.4

Amended and Restated Rights Agreement dated July 21, 2021 among Autoscope, Continental Stock Transfer & Trust Company, as rights agent (the “Rights Agent”), and, only with respect to Section 37 thereof, ISNS, incorporated by reference to Exhibit 4.1 to the Form 8-K12B.

4.5

First Amendment to Rights Agreement dated as of March 1, 2022 by and between Autoscope and the Rights Agent, incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K/A (Amendment No. 1) dated March 4, 2022 filed by Autoscope on March 10, 2022 (File No. 0-26056).

4.6

Description of Registrant’s Securities, incorporated by reference to Exhibit 4.3 to the Annual Report on Form 10-K for the year ended December 31, 2021 filed by Autoscope on March 22, 2022 (File No. 0-26056).

4.7

Autoscope Technologies Corporation 2022 Stock Option and Incentive Plan, incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K dated May 10, 2022 filed by Autoscope on May 12, 2022 (File No. 0-26056).

5.1	Opinion of Winthrop & Weinstine, P.A. (filed herewith).

23.1	Consent of Boulay PLLP, independent registered public accounting firm (filed herewith).

23.2	Consent of Winthrop & Weinstine, P.A. (included in its opinion filed as Exhibit 5.1).

24.1	Power of Attorney (included as part of signature page).

107	Filing fee table (filed herewith).

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Item 9.  Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)      To file, during any period in which offers or sales are being made, a post‑effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)   To include any material information with respect to the plan of distribution not previously described in the registration statement or any material change to such information in the registration statement.

              Provided, however, that (A) paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)      That, for the purpose of determining any liability under the Securities Act of 1933, each such post‑effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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b)         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on May 24, 2022.

Autoscope Technologies Corporation

By: /s/ Frank G. Hallowell
Frank G. Hallowell
Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

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POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Andrew T. Berger and Frank G. Hallowell, each of whom may act individually, as such person’s true and lawful attorney-in-fact and agent with full power of substitution and re substitution for such person and in such person’s name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Andrew T. Berger Andrew T. Berger	President and Chief Executive Officer (Principal Executive Officer), Executive Chair	May 24, 2022
/s/ James W. Bracke James W. Bracke	Director	May 24, 2022
/s/ Geoffrey C. Davis Geoffrey C. Davis	Director	May 24, 2022
/s/ Joseph P. Daly Joseph P. Daly	Lead Independent Director	May 24, 2022
/s/ Ezekiel J. Kruglick Ezekiel J. Kruglick	Director	May 24, 2022
/s/ Brian J. VanDerBosch Brian J. VanDerBosch	Director	May 24, 2022
/s/ Frank G. Hallowell Frank G. Hallowell	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 24, 2022

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